Exhibit 10.3

EMPLOYEE MATTERS AGREEMENT

THIS EMPLOYEE MATTERS AGREEMENT (this “Agreement”) is executed effective as of November 9, 2010, by and among General Growth Management, Inc., a Delaware corporation (“GGMI”), GGP Limited Partnership, a Delaware limited partnership (“GGPLP” and collectively with GGMI, “GGP”), and The Howard Hughes Corporation, a Delaware corporation (“Spinco” and together with GGMI and GGPLP, the “Parties”).  Unless otherwise indicated, capitalized terms have the meanings set forth in the Separation Agreement (as hereinafter defined).

WHEREAS, the Parties have entered into that certain Separation Agreement (the “Separation Agreement”) dated as of November 9, 2010; and

WHEREAS, Spinco shall continue the employment of its employees and may offer employment to certain employees of GGP as of January 1, 2011, and the Parties wish to set forth the terms and conditions of employment of such employees, and

WHEREAS, Spinco’s employees shall continue to participate in certain welfare benefit plans sponsored by GGP until December 31, 2010.

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth in the Separation Agreement and herein, and other good and valuable consideration, and contingent upon the consummation of the transactions contemplated by the Separation Agreement, the parties hereby agree as follows:

SECTION 1.                                Employment of All Business Employees.

(a)      Defined Terms.  Capitalized terms not otherwise defined herein shall have the same meanings as in the Separation Agreement.  “Transfer Date” means the Plan Effective Date as to the Spinco Employees and Former Business Employees and January 1, 2011 as to the other Business Employees (as such terms are defined below).

(b)      Continuation of Employment.  (i) The Spinco Group shall continue to employ as of the Plan Effective Date all of its employees (the “Spinco Employees”), and (ii) the Spinco Group may cause one of its members to offer employment, as of January 1, 2011, to any or all of the employees currently employed by GGP or any of its Affiliates (other than any member of the Spinco Group) who are listed on Schedule A or in a written list of such employees agreed to by GGP and Spinco (such employees who accept such offer of employment, “Transferred Employees” and together with the Spinco Employees the “Business Employees”).  No member of the Spinco Group shall be obligated to employ any Business Employee or any other employee employed by GGP or any of its Affiliates for any specific period of time following the Plan Effective Date.

(c)      Terms and Conditions of Employment.  For a period of one year following the Plan Effective Date, the Business Employees shall be entitled to receive, while in the employ of Spinco or any of its Affiliates:  (i) base salary or wages and target cash incentive compensation opportunities having a comparable, employer-provided aggregate value as those provided to such employees immediately prior to the Plan Effective Date, (ii) employee benefits having a substantially comparable employer-provided aggregate value as employee benefits provided under the applicable employee benefit plans maintained by GGP and its Affiliates for such employees in effect immediately prior to the Plan Effective Date (“GGP Plans”), and (iii) severance benefits that are no less favorable than the severance benefits provided by the GGP Group for such employees in effect immediately prior to the Plan Effective Date; provided, however, the GGP Key Employee Incentive Plan shall not be considered for comparability purposes; and provided, further, however, for the period from the Plan Effective Date until December 31, 2010, the General Growth 401(k) Savings Plan shall not be considered for comparability purposes.  Nothing in this Agreement shall require the Spinco Group to establish any specific type of benefit plan (including, without limitation, any tax-qualified or non-qualified defined benefit pension, retiree health or retiree welfare benefits).

(d)      Bonuses.  As of the Transfer Date, Spinco shall or shall cause a member of the Spinco Group to assume and, subject to the requirements or limitations of applicable Law, pay all obligations to each Business Employee pursuant to any cash bonus or commission program if, and to the extent that:  (i) such obligations are payable to such Business Employees after the Transfer Date (for purposes of determining what obligations are payable it shall be assumed that the Business Employees were employed by the GGP Group through December 31, 2010) or (ii) an inter-company charge for such obligations exists as of the Transfer Date.  Consistent with Spinco’s obligation under the first sentence of this Section 1(d), Spinco shall, or shall cause a member of the Spinco Group to, pay Business Employees any amounts due under annual cash bonus or commission programs for the year in which the Plan Effective Date occurs on the same basis as in effect immediately prior to the Transfer Date.

(e)      Employee Agreements.  Subject to the requirements or limitations of applicable Law, the Spinco Group shall retain exclusive responsibility on and after the Transfer Date for all employment, retention, termination, severance, supplemental retirement, deferred compensation and other similar agreements between the Spinco Group and any Business Employee or Former Business Employee (collectively, “Employee Agreements”), including, without limitation, the agreements listed on Schedule B.  Subject to the requirements or limitations of applicable Law, as of the Plan Effective Date, Spinco shall, or shall cause a member of the Spinco Group to, assume all obligations of the GGP Group under all Employee Agreements pursuant to which any of the GGP Group has any obligation, contingent or otherwise, to any Business Employee or Former Business Employee.

(f)       Accrued and Unused Vacation; FMLA.  Effective as of the Transfer Date, Spinco shall, or shall cause a member of the Spinco Group to, assume or retain, as the case may be, all obligations of the GGP Group for the accrued, unused vacation of the Business Employees, and shall reimburse the GGP Group for any such accrued and unused vacation required by Law to be paid (and actually paid) by the GGP Group after the Transfer Date to any Business Employee or Former Business Employee.  Former employees of the Spinco Group and former employees of the GGP Group who were last employed in the Spinco Business, as identifiable on GGP’s payroll and employment records (including, without limitation, individuals listed on Schedule C), are referred to herein as “Former Business Employees.”  With respect to all Business Employees who commence a leave of absence prior to December 31, 2010, Spinco shall, or shall cause a member of the Spinco Group to, provide the benefits mandated by the Family and

Medical Leave Act of 1993, as amended (the “FMLA”) with respect to such leave of absence, without regard to whether Spinco or any member of the Spinco Group is subject to the FMLA.

(g)      Credit for Service.  Subject to the requirements or limitations of applicable Law, Spinco shall, or shall cause a member of the Spinco Group to, credit Business Employees for service earned on and prior to the Transfer Date with the GGP Group, and, to the extent recognized under corresponding GGP Plans, any of their respective predecessors, in addition to service earned with the Spinco Group on or after the Transfer Date:  (i) to the extent that service is relevant for purposes of eligibility, vesting or the calculation of vacation, sick days, severance, layoff and similar benefits (but not for purposes of defined benefit pension benefit accruals or vesting of equity compensation awards) under any retirement or other employee benefit plan, program or arrangement of the Spinco Group for the benefit of the Business Employees on or after the Plan Effective Date and (ii) for such additional purposes as may be required by applicable Law; provided that nothing herein shall result in a duplication of benefits.

(h)      Pre-existing Conditions; Coordination.  Subject to the requirements or limitations of applicable Law, Spinco shall, and shall cause each member of the Spinco Group to, waive limitations on benefits relating to any pre-existing conditions of the Business Employees and, to the extent applicable, eligible spouses, dependents, beneficiaries, heirs, successors and assigns of the Business Employees or Former Business Employees (“Beneficiaries”).

SECTION 2.                                GGP Plans and Liabilities.

(a)      No Assumption or Transfer of GGP Plans.  Except as otherwise specifically provided in the Agreement, the Spinco Group shall not assume sponsorship of or any administrative obligations under, or receive any right or interest in any trusts relating to, any assets of or any insurance, administration or other contracts pertaining to, or have any liability with respect to any of the GGP Plans.

(b)      No Assumption of GGP Liabilities.  Except as otherwise specifically provided herein, in the Separation Agreement or in the Employee Leasing Agreement, the Spinco Group shall not assume any liabilities or obligations of GGP or any other member of the GGP Group under any of the GGP Plans or otherwise have any liability with respect to any of the GGP Plans, with respect to any employee of GGP (other than the Business Employees).

(c)      Participation in GGP Plans.  Except as otherwise specifically provided in the Agreement:  (i) all Spinco Employees shall, as of the Plan Effective Date, cease any active participation in and any benefit accrual under the General Growth 401(k) Savings Plan and any other GGP Plan which is a pension or retirement plan, (ii) all Spinco Employees shall, from the Plan Effective Date through December 31, 2010, continue participation in the GGP Plans which are welfare benefit plans and which are listed on Schedule D hereto, on the same terms and conditions as in effect prior to the Plan Effective Date, and will cease participation in such plans thereafter and (iii) all Transferred Employees shall, as of the Transfer Date, cease any active participation in and any benefit accrual under all GGP Plans.  GGP and the GGP Group shall take all necessary actions to effect such cessation of Business Employees under the GGP Plans as of the respective cessation date.  Notwithstanding the first sentence of this Section 2(b), Business Employees and Former Business Employees may continue after the Transfer Date to participate in accordance with, and subject to their eligibility under, the terms of the applicable GGP Plans as in effect from time to time as follows:

1)      as to claims incurred on or prior to December 31, 2010 under the GGP Plans which provide health, disability, worker’s compensation, life insurance or similar benefits;

2)      as to claims incurred on or prior to March 31, 2011 under GGP’s flexible spending plans; and

3)      as to vested and accrued benefits as of the Transfer Date under the General Growth 401(k) Savings Plan and any other GGP Plan which is a pension or retirement plan.

(d)      Stock Options.  As of the Plan Effective Date, Spinco shall assume or issue a substitute award for all outstanding stock options or other equity awards under the GGP Plans granted to Business Employees and Former Business Employees.

(e)      COBRA.  As of January 1, 2011, Spinco shall, or shall cause a member of the Spinco Group to, assume all obligations to provide continuation health care coverage in accordance with Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA (“COBRA”) to all Business Employees and Former Business Employees and their qualified Beneficiaries who incur or incurred a qualifying event at any time, including all obligations with respect to all health claims incurred on or after December 31, 2010.

(f)       Transfer of Sponsorship of Victoria Ward Pension Plan.  Effective as of the Plan Effective Date, sponsorship of the General Growth Pension Plan for Employees of Victoria Ward, Ltd. shall be transferred from the GGP Group and assumed by Spinco or a member of the Spinco Group.

SECTION 3.                                Reimbursement of Costs.

Spinco shall reimburse GGP for all amounts actually paid by any member of the GGP Group after the Plan Effective Date (including allocations of actual estimated annual expenses, consistent with past practice) (i) with respect to the Business Employees and Former Business Employees, to the extent not paid directly by Spinco (other than any compensation or other amounts payable pursuant to the GGP Key Employee Incentive Plan), (ii) in connection with the provision of coverage for Spinco Employees under the GGP Plans listed on Schedule D hereto (including insurance premiums, claims and costs of administration) and (iii) in connection with the provision of retiree medical, dental, vision, life insurance and prescription drug coverage for “Victoria Ward retirees,” to the extent not paid directly by Spinco.  Such amounts shall be paid in accordance with the procedures set forth in Section 3.1(b) of the Employee Lease Agreement.

SECTION 4.                                Obligations Net of Insurance Proceeds and Other Amounts.

(a)      The amount which Spinco is required to pay under this Agreement will be reduced by any Insurance Proceeds theretofore actually recovered in respect of the related Liability.  If a Party receives a payment (an “Indemnity Payment”) required by this Agreement from Spinco in respect of any Liability and subsequently receives Insurance Proceeds, then such Party will pay to Spinco an amount equal to such Insurance Proceeds but not exceeding the amount of the Indemnity Payment paid by Spinco in respect of such Liability.

(b)      An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto.  GGP shall use its commercially reasonable efforts to seek to collect or recover any third-party Insurance Proceeds (other than Insurance Proceeds under an arrangement where future premiums are adjusted to reflect prior claims in excess of prior premiums) to which GGP is entitled in connection with any Liability for which GGP seeks indemnification pursuant to this Agreement; provided, that GGP’s inability to collect or recover any such Insurance Proceeds shall not limit Spinco’s obligations hereunder.

(c)      Any Indemnity Payment under this Agreement shall be increased to take into account any inclusion in income of GGP arising from the receipt of such Indemnity Payment and shall be decreased to take into account any reduction in income of GGP arising from such indemnified Liability.  For purposes hereof, any inclusion or reduction shall be determined (i) using the highest marginal rates in effect at the time of the determination and applicable to a corporate resident of Chicago, Illinois and (ii) assuming that GGP, including any entity that qualifies as a real estate investment trust, will be liable for Taxes at such rate and has no Tax Attributes at the time of the determination.

SECTION 5.                                Impermissibility; Good Faith.

In the event that any provision hereof is not permissible under any Law or practice, the parties agree that they shall in good faith take such actions as are permissible under such Law or practice to carry out to the fullest extent possible the purposes of such provision.

SECTION 6.                                Restrictive Covenants Relating to Employees.

(a)      Non-Solicitation by GGP.  GGP and members of the GGP Group shall not, directly or indirectly, induce or attempt to induce any Business Employee to leave the employ of the Spinco Group (or any member thereof), or solicit, recruit, or attempt to solicit or recruit any Business Employee.  The foregoing covenant in the immediately preceding sentence shall apply for a period of two (2) years following the Plan Effective Date.

(b)      Non-Hire by GGP.  GGP and members of the GGP Group shall not hire or employ any of the individuals listed on Schedule E hereto during the one (1) year period immediately following the Plan Effective Date.

(c)      Non-Solicitation by Spinco.  Spinco and members of the Spinco Group shall not, directly or indirectly, induce or attempt to induce to leave the employ of the GGP Group any employee of the GGP Group not identified on Schedule A or in a written list of such employees agreed to by GGP and Spinco.  The foregoing covenant shall apply for a period of one (1) year following the Plan Effective Date and for any employee working on a transition services agreement project, apply for a period of one (1) year from the date of termination of his or her performance of transition services, regardless of the length of time on the project.

(d)      Exceptions.  Notwithstanding the limitations in this Section 6 applicable to employees of the GGP Group or the Spinco Group (collectively, the “Restricted Employees”), such limitations will not prohibit the GGP Group or the Spinco Group from:  (i) attempting to hire or hiring any Restricted Employee after the termination of such employee’s employment at any time after the Plan Effective Date by the GGP Group or the Spinco Group, as the case may be, (ii) placing public advertisements or conducting any other form of general solicitation that is not specifically targeted towards the Restricted Employees, including the use of an independent employment agency or search firm whose efforts are not specifically directed at Restricted Employees, and hiring any Restricted Employee that responds to such solicitation (other than those employees identified on Schedule E) or (iii) soliciting and hiring specifically identified Restricted Employees with the prior agreement of the other Party.

SECTION 7.                                Cooperation and Assistance.

(a)      Mutual Cooperation.  After the Plan Effective Date, to the extent permitted by Law, each of Spinco and GGP shall, and shall cause the Spinco Group and the GGP Group, respectively, to, provide to the other Party such current information regarding the Business Employees or Former Business Employees, and their Beneficiaries, on an ongoing basis upon any reasonable request, as may be necessary to facilitate determinations of eligibility for, and payments of benefits to, the Business Employees and Former Business Employees and their Beneficiaries under the GGP Plans.

(b)      Claims Assistance.  To the extent permitted by Law, each of Spinco and GGP shall, and shall cause the Spinco Group and the GGP Group, respectively, to, permit their respective employees to provide, at the other Party’s expense, such reasonable assistance to the other Party as may be required in respect of claims (whether asserted or threatened) against the GGP Group or the Spinco Group, respectively, other than with respect to claims by the other Party, to the extent that (i) such employee has particular knowledge of relevant facts or issues or (ii) such employee’s assistance is reasonably necessary in respect of any such claim.

(c)      Consultation with Employee Representative Bodies.  The parties hereto shall, and shall cause their respective Affiliates to, mutually cooperate in undertaking all reasonably necessary or legally required provision of information to, or consultations, discussions or negotiations with, employee representative bodies (including any unions) which represent employees affected by the transactions contemplated by this Agreement.

SECTION 8.     Employment Files.

As of the Transfer Date, to the extent permitted by HIPAA and other applicable law, GGP shall, and shall cause the GGP Group to provide to Spinco all employment files of the Business Employees and Former Business Employees; provided, that, GGP and the GGP Group shall not transfer any performance evaluations relating to the Transferred Employees.  GGP and the GGP Group may retain copies of any employment files transferred to Spinco.

SECTION 9.     Employee Data Protection.

(a)      “Personal Data” includes:  (i) any information relating to an identified or identifiable natural person who is an employee of GGP or any of its Affiliates and that (A) is obtained by the Spinco Group from GGP or any of its Affiliates or representatives, (B) is processed by the Spinco Group on behalf of the GGP Group, or (C) is created by the Spinco Group based on (A) or (B) above, and (ii) any information relating to an identified or identifiable natural person who is an employee of Spinco or any of its Affiliates and that (A) is in the GGP Group’s possession, custody or control as of the Plan Effective Date, (B) is obtained by the GGP Group from Spinco or any of its Affiliates or representatives, (C) is processed by the GGP Group on behalf of the Spinco Group, or (D) is created by the GGP Group based on (A), (B), or (C) above.

(b)      SpinCo shall, and shall cause the Spinco Group to, and GGP shall, and shall cause the GGP Group to, comply with all applicable Laws regarding the maintenance, use, sharing or processing of the other Party’s Personal Data, including, but not limited to:  (i) compliance with any applicable requirements to provide notice to, or obtain consent from, the data subject for processing of the data after the Plan Effective Date, and (ii) taking any other steps necessary to ensure compliance with data protection Laws, including but not limited to, the execution of any separate agreements with the other Party to facilitate the lawful processing of certain Personal Data (such agreements to be executed before or after the Plan Effective Date, as necessary).

(c)      Spinco shall, and shall cause the Spinco Group to, and GGP shall, and shall cause the GGP Group to, share and otherwise process the other Party’s Personal Data only on a need-to-know basis, only as legally permitted and to the extent necessary to perform its obligations under the Separation Agreement and the exhibits thereto (the “Transaction Agreements”) or to process benefits under applicable employee benefit plans.  Each of Spinco and GGP agrees that it shall not otherwise disclose any of the other Party’s Personal Data to third parties without the express written approval of the other Party unless required by applicable Law.  Each of Spinco and GGP shall use reasonable, technical and organizational measures to ensure the security and confidentiality of the other Party’s Personal Data in order to prevent, among other things, accidental, unauthorized or unlawful destruction, modification, disclosure, access or loss.  Each of Spinco and GGP shall promptly inform the other Party of any breach of this security and confidentiality undertaking, unless prohibited from doing so by Law or at the request of a Governmental Authority.

SECTION 10.                          Miscellaneous.

(a)      No Third-Party Beneficiaries.  All provisions contained in this Agreement are included for the sole benefit of the respective parties to this Agreement and shall not create any right in any other Person, including, without limitation, any Business Employees, Former Business Employees, any Beneficiary or any participant in any GGP Plan.  Nothing in this Agreement shall amend any GGP Plan.

(b)      No Rights to Continued Employment or Change in At-Will Status.  Consistent with Section 1(b) above, neither Spinco nor any member of the Spinco Group shall be obligated to employ any employee of GGP or any of its Affiliates or the Spinco Group, or continue to employ any Business Employee for any specific period of time, subject to applicable Law and the Employee Agreements.

(c)      No Limitation on Ability to Amend Plans.  Except as expressly set forth in this Agreement, nothing in this Agreement or in the Transaction Agreements shall require any member of the Spinco Group, or any of Spinco’s Affiliates, to continue or amend any particular benefit plan after the consummation of the transactions contemplated in this Agreement, and any such plan may be amended or terminated in accordance with its terms and applicable Law.

(d)      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

(e)      Assignment.  This Agreement shall not be assigned by either party without the prior written consent of the other party.  Notwithstanding the foregoing, either party may assign (i) any or all of its rights and obligations under this Agreement to any of its Subsidiaries and (ii) any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any assets or entities or lines of business; provided, however, that, in each case, no such assignment shall (i) release the assigning party from any liability or obligation under this Agreement or (ii) change any of the steps in the Spinoff Plan or the Plan.

(f)       Amendment.  No provision of this Agreement may be amended or modified except by a written instrument signed by all the parties to this Agreement.  No waiver by any party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the party so waiving.  The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach..

(g)      Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be signed as of the date first above written.

GENERAL GROWTH MANAGEMENT, INC.

By:	/s/ Thomas H. Nolan, Jr.
Name:	Thomas H. Nolan, Jr.
Title:	President

GGP LIMITED PARTNERSHIP

By:	/s/ Thomas H. Nolan, Jr.
Name:	Thomas H. Nolan, Jr.
Title:	President

THE HOWARD HUGHES CORPORATION

By:	/s/ David Arthur
Name:	David Arthur
Title:	Interim Chief Executive Officer